DAVID A. ARONSON, CPA, P.A.

1000 NE 176th Street

North Miami Beach, FL 33162

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our audit report dated April 24, 2013 in this Registration Statement on Form S-1 of Kismet, Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

David A. Aronson, CPA, P.A.

North Miami Beach, FL

January 29, 2014